Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

James E. Smith & Associates hereby consents to the use of its name and to the reference to its report dated June 20, 2008 regarding Pegasi Energy Resources Corp. Engineering Study and Economic Analysis as of December 31, 2007 in Pegasi Energy Corp.’s Amendment No. 2 to its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ James E. Smith & Associates
State of Texas No. 24174
Date: July 9, 2008